Exhibit 99.1

Bluescape Opportunities Acquisition Corp. Will Redeem its Public Shares and Will Not Consummate an Initial Business Combination

DALLAS--(BUSINESS WIRE)--Bluescape Opportunities Acquisition Corp. (the “Company” or “BOAC”) (NYSE: BOAC), a special purpose acquisition company, today announced that it will redeem all of its outstanding Class A ordinary shares, par value $0.0001 per share (the “Public Shares”), following the cessation of trading as of the close on October 30, 2023. Redemption is then expected to be completed on October 31, 2023. The Company will not consummate an initial business combination within the time period required by its Amended and Restated Memorandum and Articles of Association (the “Articles”).

As stated in the Company’s Articles and in the Company’s registration statement on Form S-1 (Registration No. 333-248551), initially filed with the United States Securities and Exchange Commission (the “Commission”) on September 2, 2020, if the Company is unable to complete an initial business combination by October 30, 2023, the Company will: (i)  cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The per-share redemption price for the Public Shares will be approximately $10.04 (the “Redemption Amount”). The balance of the Trust Account as of June 30, 2023 was approximately $74,408,965. In accordance with the terms of the related trust agreement, the Company expects to retain $100,000 of interest and dividend income from the Trust Account to pay dissolution expenses.

As of the close of business on October 30, 2023, the Public Shares will be deemed cancelled and will represent only the right to receive the Redemption Amount. The Redemption Amount will be payable to the holders of the Public Shares upon delivery of their shares or units to the Company’s transfer agent, Continental Stock Transfer & Trust Company. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the Redemption Amount.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company’s sponsor has waived its redemption rights with respect to the outstanding founder shares and private placement warrants. After October 30, 2023, the Company shall cease all operations except for those required to wind up the Company’s business.

The NYSE will file a Form 25 with the Commission in order to delist the Company’s securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of the Company’s securities under the Securities Exchange Act of 1934, as amended.

Contacts

Media:
Bluescape Opportunities Acquisition Corp.
469-398-2200
BluescapeIR@bluescapepartners.com